Exhibit 15.2

KPMG Auditores Independentes	Central Tel	55 (21) 3515-9400
Av. Almirante Barroso, 52 — 4º	Fax	55 (21) 3515-9000
20031-000 — Rio de Janeiro, RJ — Brasil	Internet	www.kpmg.com.br
Caixa Postal 2888
20001-970 — Rio de Janeiro, RJ — Brasil
To
Petrobras International Finance Company (“PifCo”)
Rio de Janeiro, Brazil
December 1st, 2011
With respect to the registration statement on Form F-3 (333-163665-01), we acknowledge our awareness of the incorporation by reference therein of our report dated November 22, 2011, related to our review of interim financial information of Petrobras International Finance Company.
Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG Auditores Independentes
KPMG Auditores Independentes
Rio de Janeiro, Brazil

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (“KPMG International”), uma entidade suíça.	KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.